                                                                   Exhibit 12(a)

                            The Seagram Company Ltd.
                            and Subsidiary Companies
                Computation of Ratio of Earnings to Fixed Charges
                                   (millions)

                                           Transition
                                             Period
                                             Ended            Fiscal Years Ended January 31,
                                            June 30,   ---------------------------------------------
             Description                      1996      1996      1995     1994     1993       1992
- -----------------------------------------  ----------  -----     -----     ----    -----     -------
Earnings before income taxes (restated
   for discontinued operations)              $  65     $ 349     $ 363     $435    $ 450     $   641

Add (deduct):
Equity in net earnings of less than 50%
   owned affiliates                             (4)      (20)       --       --       --          --

Dividends from less than 50% owned
   affiliates                                    9         4        --       --       --          --

Fixed charges                                  183       426       436      378      369         373

Interest capitalized, net of amortization       (4)       (2)       (1)       0       (5)         (9)

Minority interest                               --        --        --       --        3           6
                                             -----     -----     -----     ----    -----     -------
Earnings available for fixed
   charges                                   $ 249     $ 757     $ 798     $813    $ 817     $ 1,011
                                             =====     =====     =====     ====    =====     =======
Fixed charges:
Interest expense                             $ 151     $ 378     $ 408     $351    $ 341     $   345

Proportionate share of 50% owned
   companies fixed charges                       8         6        --       --       --          --

Portion of rental expense deemed to
   represent interest factor                    24        42        28       27       28          28
                                             -----     -----     -----     ----    -----     -------
Fixed charges                                $ 183     $ 426     $ 436     $378    $ 369     $   373
                                             =====     =====     =====     ====    =====     =======
Ratio of earnings to fixed
   charges                                    1.36      1.78      1.83     2.15     2.21        2.71